EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

BONTAN CORPORATION INC

[Letterhead of DMCT LLP]

July 8, 2004

Bontan Corporation Inc.
47 Avenue Road. 2nd Floor
Toronto, ON M5R 2G3

Dear Sirs:

We hereby consent to the incorporation by reference in this Form S-8 registration Statement of our report dated June 16, 2003, relating to the consolidated financial statements of Dealcheck.com Inc. appearing in the Company's Annual Report on Form 20-F/A for Foreign Private Issuers for the fiscal year ended March 31, 2003 and 2002. Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the year ended March 31, 2001 and the shareholders' equity as at that date to the extent summarized in Note 14 to the consolidated financial statements.

Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties, and that we accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on it.

D M C T LLP (signed)

July 8, 2004
Toronto, Canada